UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2009
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-28539 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

13760 Noel Road, Suite 830
Dallas, Texas		75240
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement.
     On June 25, 2009, our wholly-owned German subsidiary Mobitec GmbH modified its existing EURO Short Term Loan Facility and related credit card accounts (collectively, the “Mobitec Credit Facility”) with Svenska Handelsbanken AB, a German bank (“Handelsbanken”), to, among other things, increase the size of the Mobitec Credit Facility to approximately $2.0 million, based on exchange rates as of the date of the modification.
     The material terms of the Mobitec Credit Facility, as amended, are described in Item 2.03 — Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant below.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Mobitec Credit Facility
     On June 25, 2009, Mobitec GmbH and Handelsbanken entered into amendments to the Mobitec Credit Facility to, among other things, effect the following:
•	until April 30, 2010, increase the borrowing capacity under the Mobitec Credit Facility by 500,000 Euros (approximately US$703,000, based on exchange rates as of the date of the modification), from 912,000 Euros (approximately US$1.3 million, based on exchange rates as of the date of the modification) to approximately 1.4 million Euros (approximately US$2.0 million, based on exchange rates as of the date of the modification);

•	on April 30, 2010, reduce the borrowing capacity under the Mobitec Credit Facility by 500,000 Euros (approximately US$703,000, based on exchange rates as of the date of the modification), from approximately 1.4 million Euros (approximately US$2.0 million, based on exchange rates as of the date of the modification) to 912,000 Euros (approximately US$1.3 million, based on exchange rates as of the date of the modification); and

•	increase the annual interest rate on the Mobitec Credit Facility from Euro OverNight Index Average (“EONIA”) plus 1.85% to EONIA plus 3.70%.

ITEM 9.01	Financial Statements and Exhibits
(d) Exhibits
10.1	EURO Short Term Loan Facility by and between Handelsbanken and Mobitec GmbH, dated as of June 25, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.
Date: July 1, 2009

DRI CORPORATION
By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary

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